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                                     BYLAWS

                                       OF

            AMERICAN MATURITY LIFE INSURANCE COMPANY (the "Company")

                        EFFECTIVE AS OF NOVEMBER 29, 2004

                                    ARTICLE I
                             MEETING OF SHAREHOLDERS

     Section 1.01 ANNUAL MEETINGS. The annual meeting of the shareholders for the election of directors and for the transaction of such other business as properly may come before such meeting shall be held at such location, either within or without the state of Connecticut, on such day and at such hour as the Board of Directors of the Company may from time to time determine.

     Section 1.02 SPECIAL MEETINGS. Special meetings of the shareholders for any purpose or purposes may be called by the Board of Directors, Chairman of the Board, President, or shareholders of record holding at least a majority of the shares of voting stock of the Company issued and outstanding at the time the meeting is called, such special meeting to be held at such location, either within or without the state of domicile, on such date and at such hour as shall be designated in the notice of special meeting.

     Section 1.03 NOTICE OF SPECIAL MEETING. Written notice, signed by (or bearing the printed name or facsimile signature of) the President or Secretary, of every special meeting of shareholders stating the purpose or purposes for which the meeting is called, and the date and time when, and the place where, it is to be held shall be delivered by mail, or telegram, or electronic mail, or cable, or telephoned, or personally to each shareholder entitled to vote at such meeting not fewer than ten (10) nor more than sixty (60) days before the meeting, except as otherwise provided by statute. If mailed, the notice is given when deposited in the United States mail, with postage thereon prepaid, and shall be directed to each shareholder at the address of such shareholder appearing on the books of the Company, unless he shall have filed with the Secretary a written request that notices intended for him be mailed to some other address, in which case it shall be mailed to the address designated in such request.

     Section 1.04 CONSENT OF SHAREHOLDERS IN LIEU OF MEETING. To the fullest extent permitted by law, whenever any action is required or permitted to be taken at a meeting of the shareholders by law, by the Certificate of Incorporation, or by the Bylaws, such action may be taken without a meeting, without prior notice and without a vote of shareholders, if a consent in writing, setting forth the action so taken, shall be signed by the holders of all of the issued and outstanding stock.

     Section 1.05 QUORUM. The presence at any meeting, in person or by proxy, of the holders of record of a majority of the Company's voting stock then issued and outstanding and entitled to vote shall be necessary and sufficient to constitute a quorum for the transaction of business, except as otherwise provided by statute.

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     Section 1.06 ADJOURNMENTS. In the absence of a quorum, any officer entitled to preside at or act as a secretary of such meeting may adjourn the meeting from time to time until a quorum shall be present.

     Section 1.07 VOTING. Directors shall be chosen by a plurality of the votes cast at the election thereof, and, except as otherwise provided by statute, all other questions shall be determined by a majority of the votes cast thereon.

     Section 1.08 PROXIES. Any shareholder entitled to vote may vote by proxy, provided that the instrument authorizing such proxy to act shall have been executed in writing by such member or by his duly authorized attorney.

                                   ARTICLE II
                               BOARD OF DIRECTORS

     Section 2.01 GENERAL POWERS. The management of the property and affairs of the Company shall be vested in the Board of Directors. The Board of Directors may exercise all such powers of the Company and do all such lawful acts and things on behalf of the Company as are not by statute or by the Certificate of Incorporation or by these Bylaws directed or required to be exercised or done by the shareholders.

     Section 2.02 NUMBER. The number of directors which shall constitute the whole Board of Directors shall be fixed from time to time by resolution of the Board of Directors but shall be no fewer than the minimum number required by law.

     Section 2.03 ELECTION AND TERM OF OFFICE. Directors shall be elected at the annual meeting of the shareholders. Each director (whether elected at an annual meeting or to fill a vacancy or otherwise) shall continue in office until his successor shall have been elected and qualified or until his earlier death, resignation or removal in the manner hereinafter provided.

     Section 2.04 VACANCIES AND ADDITIONAL DIRECTORSHIPS. If any vacancy shall occur among the directors by reason of death, resignation or removal, or as the result of an increase in the number of directorships, the directors then in office shall continue to act and may fill any such vacancy by a vote of the directors then in office, even if less than a quorum.

     Section 2.05 MEETINGS. The Board of Directors may, by resolution, provide for the holding of regular meetings and may fix the times and places at which such regular meetings shall be held. Notice of regular meetings shall not be required to be given, provided that whenever the time or place of regular meetings shall be fixed or changed, notice of such action shall be mailed promptly to each director who shall not have been present at the meeting at which such action was taken, addressed to him at his residence or usual place of business.

     Special meetings of the Board of Directors may be called by the Chairman of the Board of Directors, the President, or any two directors. Except as otherwise required by statute, notice of each special meeting shall be mailed to each director, addressed to him at his residence or usual place of business, or shall be sent to him at such place by telegram, or electronic mail, or cable, or telephoned or delivered to him personally, not later than two (2) days before the day on which the meeting is to be held. Such notice shall state the time and place of such meeting, but unless otherwise required by statute, the Certificate of Incorporation, or these Bylaws, need not state the purposes thereof.

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     Notice of a meeting shall be deemed satisfied as to any director who shall attend such meeting in person or who shall waive notice thereof, before or after such meeting, in writing or by telegram, electronic mail or cable.

     Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting if all members of the Board consent thereto in writing, and such writing or writings are filed with the minutes of proceedings of the Board.

     Section 2.06 QUORUM. At any meeting of the Board of Directors, a majority of directors shall constitute a quorum. In the absence of a quorum, a majority of those present at the time and place of any meeting may adjourn the meeting from time to time until a quorum shall be present and the meeting may be held as adjourned without further notice or waiver. A majority of those present at any meeting at which a quorum is present may decide any question brought before such meeting, except as otherwise provided by law, the Certificate of Incorporation, or these Bylaws.

     Section 2.07 RESIGNATION OF DIRECTORS. Any director may resign at any time by giving written notice of such resignation to the Board of Directors, the President or the Secretary. Any such resignation shall take effect at the time specified therein or, if no time be specified, upon receipt thereof by the Board of Directors or the officer to whom directed; and, unless specified therein, the acceptance of such resignation shall not be necessary to make it effective. A director who is also an employee of the Company or an affiliate of the Company shall be treated as having submitted his resignation at such time as he ceases to be an employee.

     Section 2.08 REMOVAL OF DIRECTORS. At any special meeting of the shareholders, duly called as provided in these Bylaws, any director or directors may, by the affirmative vote of the holders of a majority of all the Company's voting stock interests outstanding and entitled to vote thereon for the election of directors, be removed from office, either with or without cause. At such meeting, a successor or successors may be elected by plurality of the votes cast, or if any such vacancy is not so filled, it may be filled by the directors as provided in Section 2.04.

     Section 2.09 COMMITTEES - GENERAL. The Board of Directors, by resolution adopted by a majority of the whole Board of Directors, may designate one or more Committees of the Board from its own members as it may deem advisable and delegate to such Committee such of the powers of the Board of Directors as it may deem judicious. Each such Committee shall consist of two or more Directors as from time to time may be fixed by resolution similarly adopted.

                                   ARTICLE III
                                    OFFICERS

     Section 3.01 EXECUTIVE OFFICERS. The Board of Directors shall elect from its members a Chairman of the Board. The Board shall also elect a President, one or more Vice Presidents, a Treasurer and a Secretary.

     Section 3.02 ELECTION, TERM OF OFFICE AND QUALIFICATIONS. Each officer (except such officers as may be appointed in accordance with the provisions of Section 3.03) shall be elected by the Board of Directors. Each such officer (whether elected at the first meeting of the Board of Directors after the annual meeting of shareholders or to fill a vacancy or otherwise) shall hold office until the first meeting of the Board of Directors after the next annual meeting of shareholders and until his successor shall have been elected, or until his death or until he shall

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have resigned in the manner provided in Section 3.04 or shall have been removed in the manner provided in Section 3.05.

     Section 3.03 SUBORDINATE OFFICERS AND AGENTS. The Board of Directors from time to time may appoint other officers or agents (including, but not limited to, one or more Assistant Vice Presidents, Assistant Secretaries, Assistant Treasurers, Actuaries, Associate Actuaries, or Assistant Actuaries) to hold office for such period, have such authority and perform such duties as are provided in these Bylaws or as may be provided in the resolutions appointing them. The Board of Directors may delegate to the President the power to appoint any such subordinate officers or agents and to prescribe their respective terms of office, authorities and duties.

     Section 3.04 RESIGNATIONS. Any officer may resign at any time by giving written notice of such resignation to the Board of Directors, the President or the Secretary. Unless otherwise specified in such written notice, such resignation shall take effect upon receipt thereof by the Board of Directors or the officer to whom directed. An officer who is also an employee of the Company or an affiliate of the Company shall be treated as having submitted his resignation at such time as he ceases to be an employee.

     Section 3.05 REMOVAL. Any officer specifically designated in Section 3.01 may be removed at any time, either with or without cause, at any meeting of the Board of Directors by the vote of a majority of all the directors then in office. Any officer or agent appointed in accordance with the provisions of
Section 3.03 may be removed, either with or without cause, by the Board of Directors at any meeting, by the vote of a majority of the directors present at such meeting, or by the President if such power of removal shall have been conferred by the Board of Directors.

     Section 3.06 VACANCIES. A vacancy in any office by reason of death, resignation, removal, disqualification or any other cause shall be filled for the unexpired portion of the term in the manner prescribed by these Bylaws for regular election or appointment of such office.

     Section 3.07 THE CHAIRMAN OF THE BOARD. The Chairman of the Board shall preside at all meetings of the Board of Directors, if present, and shall, in general, perform all duties incident to the office of Chairman of the Board and such other duties as may be assigned to him by the Board of Directors.

     Section 3.08 PRESIDENT. The President shall be the chief executive officer of the Company, except as otherwise determined by the Board of Directors, and has general charge of the business, affairs and property of the Company and general supervision over its officers and agents. If present, he shall preside at all meetings of shareholders and he shall effectuate or cause to be effectuated all orders and resolutions of the Board of Directors. From time to time, he shall report to the Board of Directors on all matters within his knowledge which the interest of the Company may require to be brought to their attention. He shall also perform such other duties as are given to him by these Bylaws or as from time to time may be assigned to him by the Board of Directors.

     Section 3.09 VICE PRESIDENT. Each Vice President shall exercise such powers and perform such duties as are given to him by these Bylaws or as from time to time may be assigned to him by the Board of Directors or the President. At the request of, in the absence of, or during the disability of the President, the Vice President designated by the Board of Directors or by the President, or if no such designation shall have been made, then the senior ranking Vice President present, shall perform all the duties of the President and, when so acting, shall have all the powers of and be subject to all the restrictions upon the President.

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     Section 3.10 SECRETARY. The Secretary shall:

     (a) record all the proceedings of the meetings of the shareholders, the Board of Directors, and the actions of any committees so requesting in a book or books to be kept for that purpose;

     (b) cause all notices to be duly given in accordance with provisions of these Bylaws and as required by statute;

     (c)  be custodian of the records of the Company;

     (d) cause to be properly kept and filed the lists, books, reports, statements, certificates and other documents and records required by statute;

     (e) have charge of books of the Company reflecting shareholder interests, and exhibit such books at such times and to such persons as shall be required by law or by the Board of Directors; and

     (f) in general, perform all duties incident to the office of Secretary and such other duties as are given to him by these Bylaws or as from time to time may be assigned to him by the Board of Directors or the President.

     Section 3.11 ASSISTANT SECRETARIES. At the request of the Secretary, or in his absence or disability, the Assistant Secretary designated by the Board of Directors or the President, shall perform all the duties of the Secretary, and, when so acting, shall have all the powers of, and be subject to all restrictions upon, the Secretary. The Assistant Secretaries shall perform such other duties as from time to time may be assigned to them respectively by the Board of Directors or the President.

     Section 3.12 TREASURER. The Treasurer shall:

     (a) have charge of and supervision over and be responsible for the funds, securities, receipts and disbursements of the Company;

     (b) cause the moneys and other valuable effects of the Company to be deposited in the name and to the credit of the Company in such banks or trust companies or with such bankers and other depositories as shall be selected in accordance with these Bylaws or to be otherwise dealt with in such manner as the Board of Directors may direct;

     (c) cause the funds of the Company to be disbursed by checks or drafts upon the authorized depositories of the Company, and cause to be taken and preserved proper vouchers for all moneys disbursed;

     (d) render to the Board of Directors or the President, when requested, a statement of the financial condition of the Company and of all his transactions as Treasurer;

     (e) cause to be kept at the offices of the Company correct books of account of all its business and transactions and such duplicate books of account as he shall

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          determine and upon proper application cause such books or duplicates thereof to be exhibited to any director;

     (f) be empowered, from time to time, to require from the officers or agents of the Company reports or statements giving such information as he may desire with respect to any and all financial transactions of the Company; and

     (g) in general, perform all duties incident to the officer of Treasurer and such other duties as are given him by these Bylaws or as from time to time may be assigned to him by the Board of Directors or the President.

     Section 3.13 ASSISTANT TREASURERS. At the request of the Treasurer or in his absence or disability, the Assistant Treasurer designated by him (or in the absence of such designation, the Assistant Treasurer designated by the Board of Directors or the President) shall perform all the duties of the Treasurer; and, when so acting, shall have all the powers of and be subject to all restrictions upon the Treasurer. The Assistant Treasurers shall perform such other duties as from time to time may be assigned to them respectively by the Board of Directors, the President or the Treasurer.

                                   ARTICLE IV
                             CERTIFICATES FOR SHARES

     Section 4.01 CERTIFICATES. Every owner of stock of the Company shall be entitled to have a certificate certifying the number and class of shares owned by him in the Company. Such certificate shall be in such form as the Board of Directors may determine, to the extent consistent with applicable provisions of law, the Certificate of Incorporation, and these Bylaws. Certificates of each class shall be issued in consecutive order and shall be numbered in the order of their issue, and shall be signed by, or in the name of, the Company by the President or a Vice President and the Treasurer or Assistant Treasurer or Secretary or Assistant Secretary.

     Section 4.02 LOST, STOLEN OR DESTROYED CERTIFICATES. The Board of Directors may direct that a new certificate be issued in place of any certificate theretofore issued by the Company alleged to have been lost, stolen or destroyed, upon delivery to the Board of an affidavit of the owner or owners of such certificate, setting forth such allegation.

     Section 4.03 TRANSFER OF SHARES. Upon surrender to the Company or the transfer agent of the Company of a certificate representing shares, duly endorsed or accompanied by appropriate evidence of succession, assignment or authority to transfer, the Company shall issue a new certificate to the person entitled thereto, cancel the old certificate, and record the transaction upon its books. Subject to the provisions of law, the Certificate of Incorporation and these Bylaws, the Board of Directors may prescribe such additional rules and regulations as it may deem appropriate relating to the issue, transfer and registration of shares of the Company.

     Section 4.04 REGISTERED SHAREHOLDERS. Prior to due surrender of a certificate for registration of transfer, the Company may treat the registered owner as the person exclusively entitled to receive dividends and other distributions, to vote, to receive notice and otherwise to exercise all the rights and powers of the owner of shares represented by such certificate, and the Company shall not be bound to recognize any equitable or legal claim to or interest in such shares on the part of any other person, whether or not the Company shall have the notice of such claim or interest.

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                                    ARTICLE V
                                 INDEMNIFICATION

     Section 5.01 INDEMNIFICATION.

     (a) The Company, to the fullest extent permitted by applicable law as then in effect, shall indemnify any person who was or is a director or officer of the Company and who was or is threatened to be made a defendant or respondent in any threatened, pending or contemplated action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative and whether formal or informal (including, without limitation, any action, suit or proceeding by or in the right of the Company to procure a judgment in its favor) (each, a "Proceeding"), by reason of the fact that such person was or is a director or officer of the Company or, while a director or officer of the Company, is or was serving at the request of the Company as a director, officer, partner, trustee, employee or agent of another domestic or foreign company, partnership, joint venture, trust employee benefit plan or other entity (a "Covered Entity"), against all expenses (including attorney's fees), judgments, fines and amounts paid in settlement and actually and reasonably incurred by such person in connection with such Proceeding. Any such former or present director or officer of the Company finally determined to be entitled to indemnification as provided in this Article V is hereinafter called an "Indemnitee." Until such final determination is made, such former or present director or officer shall be a "Potential Indemnitee" for purposes of this Article V. Notwithstanding the foregoing provisions of this Section 5.01(a), the Company shall not indemnify an Indemnitee with respect to any Proceeding commenced by such Indemnitee unless the commencement of such Proceeding by such Indemnitee has been approved by a majority vote of the Disinterested Directors (as defined in Section 5.05(d)) has occurred.

     (b) Neither the amendment or repeal of, nor the adoption of a provision inconsistent with, any provision of this Article V (including, without limitation, Section 5.01(b)) shall adversely affect the rights of any director or officer under this Article V with respect to any Proceeding arising out of any action or omission occurring prior to such amendment, repeal or adoption of an inconsistent provision, without the written consent of such director or officer.

     Section 5.02 INSURANCE, CONTRACTS AND FUNDING. The Company may purchase and maintain insurance to protect itself and any director, officer, employee or agent of the Company or of any Covered Entity against any expenses, judgments, fines and amounts paid in settlement as specified in Section 5.01(a) or Section
5.06 of this Article V or incurred by any such director, officer, employee or agent in connection with any Proceeding referred to in such Sections, to the fullest extent permitted by applicable law as then in effect. The Company may enter into contracts with any director, officer, employee or agent of the Company or of any Covered Entity in furtherance of the provisions of this
Article V and may create a trust fund, grant a security interest or use other means (including, without limitation, a letter of credit) to ensure the payment of such amounts as may be necessary to effect indemnification as provided in this Article V.

     Section 5.03 INDEMNIFICATION; NOT EXCLUSIVE RIGHT. The right of indemnification provided in this Article V shall not be exclusive of any other rights to which an Indemnitee or Potential Indemnitee may otherwise be entitled, and the provisions of this Article V shall inure to the benefit of the heirs and legal representatives of any Indemnitee or Potential Indemnitee under this
Article V and shall be applicable to Proceedings commenced or continuing after the adoption of this Article V, whether arising from acts or omissions occurring before or after such adoption.

     Section 5.04 ADVANCEMENT OF EXPENSES. Each Potential Indemnitee shall be entitled to receive advance payment of any expenses actually and reasonably incurred by such Potential

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Indemnitee in connection with such Proceeding prior to a determination of entitlement to indemnification pursuant to Section 5.05. Each Potential Indemnitee shall submit a statement or statements to the Company requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding, reasonably evidencing the expenses incurred by such Potential Indemnitee and accompanied by an affirmation of the Potential Indemnitee's good faith belief that the Potential Indemnitee has met the relevant standard of conduct entitling the Potential Indemnitee to indemnification and by an undertaking by or on behalf of such Potential Indemnitee to repay the amounts advanced if ultimately it should be determined that such Potential Indemnitee is not entitled to be indemnified against such expenses pursuant to this Article V. Notwithstanding the foregoing provisions of this Section 5.04, the Company shall not advance expenses to a Potential Indemnitee with respect to any Proceeding commenced by such Potential Indemnitee unless the commencement of such Proceeding by such Potential Indemnitee has been approved by a majority vote of the Disinterested Directors; provided, however, that such approval of a majority of the Disinterested Directors shall not be required with respect to any Proceeding commenced by such Potential Indemnitee after a Change in Control has occurred.

     Section 5.05 INDEMNIFICATION PROCEDURES; PRESUMPTIONS AND EFFECT OF CERTAIN PROCEEDINGS; REMEDIES. In furtherance, but not in limitation, of the foregoing provisions of this Article V, the following procedures, presumptions and remedies shall apply with respect to the right to indemnification under this
Article V:

     (a)  Procedures for Determination of Entitlement to Indemnification.

          i. To obtain indemnification under this Article V, a Potential Indemnitee shall submit to the Secretary a written request, including such documentation and information as is reasonably available to the Potential Indemnitee and reasonably necessary to determine whether and to what extent the Potential Indemnitee is entitled to indemnification (the "Supporting Documentation"). The determination of the Potential Indemnitee's entitlement to indemnification shall be made not later than sixty (60) days after the later of (A) the receipt by the Company of the written request for indemnification together with the Supporting Documentation and (B) the receipt by the Company of written notice of final disposition of the Proceeding for which indemnification is sought. The Secretary shall, promptly upon receipt of such a request of indemnification, advise the Board in writing that the Potential Indemnitee has requested indemnification.

          ii. The Potential Indemnitee's entitlement to indemnification under this Article V shall be determined in one of the following ways: (A) if there are two or more Disinterested Directors, by a majority vote of all of the Disinterested Directors, a majority of whom shall constitute a quorum of the Board; (B) if there are two or more Disinterested Directors, by a majority vote of the members of a committee of two or more Disinterested Directors appointed by a vote as set forth in Section 5.05(a)(ii)(A) of this Article V; (C) by a written opinion of Independent Counsel (as defined in Section 5.05(d) of this Article V) selected (x) in the manner set forth in Section
          5.05 (a)(ii)(A) or (B) of this Article V or (y) if there are fewer than two Disinterested Directors, selected by the Board of Directors, in which selection directors who do not qualify as Disinterested Directors may participate; (D) by the Shareholders of the Company; or
          (E) as provided in Section 5.05(b) of this Article V.

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          iii. In the event a Change in Control shall have occurred and the
          Potential Indemnitee so requests, the determination of entitlement to indemnification shall be made by Independent Counsel selected pursuant to Section 5.05(a)(ii)(C) of this Article V, but only an Independent Counsel to which the Potential Indemnitee does not unreasonably object.

     (b) Presumptions and Effect of Certain Proceedings. Except as otherwise expressly provided in this Article V, if a Change in Control shall have occurred, the Potential Indemnitee shall be presumed to be entitled to indemnification under this Article V (with respect to actions or omissions occurring prior to such Change in Control) upon submission of a request for indemnification together with the Supporting Documentation in accordance with
Section 5.05(a)(i) of this Article V, and thereafter the Company shall have the burden of proof to overcome that presumption in reaching a contrary determination. The termination of any Proceeding, or of any claim, issue or matter therein, by judgement, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, be determinative that the indemnitee did not meet the relevant standard of conduct in this Article V.

     (c)  Remedies.

          i. In the event that a determination is made pursuant to Section 5.05(a) of this Article V that the Potential Indemnitee is not entitled to indemnification under this Article V, (A) the Potential Indemnitee shall be entitled to seek an adjudication of his or her entitlement to such indemnification either, at the Potential Indemnitee's sole option, in (x) any appropriate court of competent jurisdiction or (y) an arbitration to be conducted by a single arbitrator pursuant to the rules of the American Arbitration Association; (B) any such judicial proceeding or arbitration shall be de novo and the Potential Indemnitee shall not be prejudiced by reason of such adverse determination; and (C) if a Change in Control shall have occurred, in any such judicial proceeding or arbitration, the Company shall have the burden of proving that the Potential Indemnitee is not entitled to indemnification under this Article V (with respect to actions or omissions occurring prior to such Change in Control).

          ii. If a determination shall have been made or deemed to have been made, pursuant to Section 5.05(a) or (b) of this Article V, that the Potential Indemnitee is entitled to indemnification, the Company shall be obligated to pay the amounts constituting such indemnification within five (5) days after such determination has been made or deemed to have been made and shall be conclusively bound by such determination unless (A) the Indemnitee misrepresented or failed to disclose a material fact in making the request for indemnification or in the Supporting Documentation or (B) such indemnification is prohibited by law. In the event that payment of indemnification is not made within five (5) days after a determination of entitlement to indemnification has been made or deemed to have been made pursuant to
          Section 5.05(a) or (b) of this Article V, the Indemnitee shall be entitled to seek judicial enforcement of the Company's obligation to pay to the Indemnitee such indemnification. Notwithstanding the foregoing, the Company may bring an action in any appropriate court of competent jurisdiction contesting the right of the Indemnitee to receive indemnification hereunder due to the occurrence of an event described in clause (A) or (B) of this subsection (each, a "Disqualifying Event"); provided, however,

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          that in any such action the Company shall have the burden of proving the occurrence of such Disqualifying Event.

          iii. The Company shall be precluded from asserting in any judicial proceeding or arbitration commenced pursuant to this Section 5.05(c) that the procedures and presumptions of this Article V are not valid, binding and enforceable and shall stipulate in any such court or before any such arbitrator that the Company is bound by all the provisions of this Article V.

          iv. In the event that the Indemnitee or Potential Indemnitee, pursuant to this Section 5.05(c), seeks a judicial adjudication of or an award in arbitration to enforce his or her rights under, or to recover damages for breach of, this Article V, such person shall be entitled to recover from the Company, and shall be indemnified by the Company against, any expenses actually and reasonably incurred by such person in connection with such judicial adjudication or arbitration if such person prevails in such judicial adjudication or arbitration. If it shall be determined in such judicial adjudication or arbitration that such person is entitled to receive part but not all of the indemnification or advancement of expenses sought, the expenses incurred by such person in connection with such judicial adjudication or arbitration shall be prorated accordingly.

     (d)  Definitions. For purposes of this Article V:

          i. "Change in Control" means a change in control of the Company of a nature that would be required to be reported in response to Item 6(e) (or any successor provision) of Schedule 14A or Regulation 14A (or any amendment or successor provision thereto) promulgated under the Securities Exchange Act of 1934, as amended (the "Act"), whether or not the Company is then subject to such reporting requirement; provided that, without limitation, such a Change in Control shall be deemed to have occurred if (A) any "person" (as such term is used in Sections 13(d) and 14(d) of the Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing fifteen (15%) percent or more of the voting power of all outstanding shares of stock of the Company entitled to vote generally in an election of directors of the Company without the prior approval of at least two-thirds (2/3) of the members of the Board of Directors of the Company in office immediately prior to such acquisition; (B) the Company is a party to any merger or consolidation in which the Company is not the continuing or surviving company or pursuant to which shares of the Company's Common Stock would be converted into cash, securities or other property, other than a merger of the company in which the holders of the Company's Common Stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving company immediately after the merger; (C) there is a sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company, or liquidation or dissolution of the Company; (D) the Company is a party to a merger, consolidation, sale of assets or other reorganization, or a proxy contest, as a consequence of which members of the Board of Directors of the Company in office immediately prior to such transaction or event constitute less than a majority of the Board of Directors of the Company thereafter; or (E) during any period of two (2) consecutive years, individuals who at the beginning of such

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          period constituted the Board of Directors (including for this purpose any new director of the Company whose election or nomination for election by the Shareholders was approved by a vote of at least two-thirds (2/3) of the directors of the Company then still in office who were directors of the Company at the beginning of such period) cease for any reason to constitute at least a majority of the Board of Directors of the Company; provided further that, no Change in Control shall be deemed to have occurred if the other person or persons, or party or parties, to the transaction is an entity or entities in which The Hartford Financial Services Group, Inc. is the owner of more than fifty (50%) percent of the beneficial interest of such entity or entities.

          ii. "Disinterested Director" means a director who at the time of any vote referred to in these Bylaws is not and was not (A) a party to the Proceeding in respect of which indemnification is sought by the Indemnitee or Potential Indemnitee or (B) an individual having a familial, financial, professional or employment relationship with the director whose indemnification or advance for expenses is the subject of the decision being made, which relationship would, in the circumstances, reasonably be expected to exert an influence on the director's judgment when voting on the decision being made.

          iii. "Independent Counsel" means a law firm or a member of a law firm that neither presently is, nor in the past five (5) years has been, retained to represent: (a) the Company or the Indemnitee or Potential Indemnitee in any matter material to either such party or (b) any other party to the Proceeding giving rise to a claim for indemnification under this Article V. Notwithstanding the foregoing, the term "Independent Counsel" shall not include any person who, under applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or the Indemnitee or Potential Indemnitee in an action to determine the Indemnitee's or Potential Indemnitee's rights under this Article V.

     Section 5.06 INDEMNIFICATION OF EMPLOYEES AND AGENTS. Notwithstanding any other provision of this Article V, the Company may indemnify any person other than a director or officer of the Company who is or was an employee or agent of the Company and who is or was involved in any manner (including, without limitation, as a party or a witness) or is threatened to be made so involved in any threatened, pending or completed Proceeding, by reason of the fact that such person was or is an employee or agent of the Company or was or is serving at the request of the Company as a director, officer, employee or agent of a Covered Entity, against all expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such Proceeding. The Company also may advance expenses incurred by such employee, fiduciary or agent in connection with any such Proceeding, consistent with the provisions of applicable law as then in effect. If made or advanced, such indemnification shall be made and such reasonable expenses shall be advanced pursuant to procedures to be established from time to time by the Board or its designee(s).

     Section 5.07 SEVERABILITY. If any provision or provisions of this Article V shall be held to be invalid, illegal or unenforceable for any reason whatsoever:
(i) the validity, legality and enforceability of the remaining provisions of this Article V (including, without limitation, all portions of any Section of this

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Article V containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (ii) to the fullest extent possible, the provisions of this Article V (including, without limitation, all portions of any Section of this Article V containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

                                   ARTICLE VI
                            EXECUTION OF INSTRUMENTS

     Section 6.01 EXECUTION OF INSTRUMENTS GENERALLY. Except as may otherwise be provided in a resolution adopted by the Board, the President, the Secretary, the Treasurer and any Vice President (including, but not limited to, any Assistant Vice President), are each authorized to enter into any contract or execute and deliver any instrument in the name and on behalf of the Company. The Board of Directors or the President may authorize any other officer or officers, employee or employees, or agent or agents, to enter into any contract or execute and deliver any instrument in the name and on behalf of the Company, and such authorization may be general or confined to specific instances.

                                   ARTICLE VII
                                   FISCAL YEAR

     Section 7.01 FISCAL YEAR. The fiscal year of the Company shall be the calendar year unless otherwise specified by the Board of Directors.

                                  ARTICLE VIII
                                   AMENDMENTS

     Section 8.01 BY SHAREHOLDERS. Amended or Amended and Restated Bylaws may be adopted and these Bylaws may be amended or repealed by action of the then holders of a majority of the Company's issued and outstanding voting stock, provided that the notice of any special meeting of shareholders at which Bylaws are to be adopted, amended or repealed shall include notice of such proposed action.

     Section 8.02 BY BOARD OF DIRECTORS. The Board of Directors shall have the power to amend, repeal or adopt Bylaws at any regular or special meeting, provided, however, that any Bylaw adopted by the Board of Directors may be amended or repealed by action of the then holders of a majority of the Company's issued and outstanding voting stock of the Company.

                                   ARTICLE IX
                                     GENERAL

     Section 9.01 GENDER AND PLURALS. Whenever the content in these Bylaws requires or permits, the masculine gender shall include the feminine gender and the singular form shall include the plural form and shall be interchangeable.

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